AMENDED AND RESTATED SERIES #SOYGJ DESIGNATION

In accordance with the Limited Liability Company Agreement (the "Operating Agreement") of Ark7 Properties LLC (the "Company") dated September 13, 2029 (the "Agreement") and upon the execution of this designation by the Company and Ark7 Inc. in its capacity as Managing Member of the Company and Initial Member of Ark7 Properties LLC - Series #SOYGJ ("#SOYGJ"), this exhibit is hereby amended and restated in its entirety and shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Ark7 Properties LLC - Series #SOYGJ
Effective date of establishment	January 25, 2021
Managing Member

Ark7 Inc. was appointed as the Managing Member of #SOYGJ with effect from the date of the Agreement and shall continue to act as the Managing Member of #SOYGJ until dissolution of #SOYGJ pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X.

Initial Member	Ark7 Inc.
Series Asset

The Series Assets of #SOYGJ shall comprise any assets and liabilities associated with such asset and such other assets and liabilities acquired by #SOYGJ from time to time, as determined by the Managing Member in its sole discretion

Asset Manager	Ark7 Inc.
Management Fee	As stated in Section 6.5 of the Operating Agreement.
Purpose	As stated in Section 2.4 of the Operating Agreement.
Issuance	Subject to Section 6.3(a)(i) of the Operating Agreement, the maximum number of #SOYGJ Interests the Company can issue is 100,000.
Number of #SOYGJ Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 10 #SOYGJ Interests and may purchase a maximum of 19.9% of #SOYGJ Interests through the Offering.
Broker
Brokerage Fee	Up to of the purchase price of the Interests from #SOYGJ sold at the Initial Offering of the #SOYGJ Interests (excluding the #SOYGJ Interests acquired by any Person other than Investor Members)
Interest Designation	No Interest Designation shall be required in connection with the issuance of #SOYGJ Interests.
Voting

Subject to Section 3.5 of the Operating Agreement, the #SOYGJ Interests shall entitle the Record Holders thereof to one vote per

Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of #SOYGJ Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the #SOYGJ Interests then Outstanding shall be required for:

  any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the #SOYGJ Interests;
  mergers, consolidations or conversions of #SOYGJ or the Company; and
  all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding #SOYGJ Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series #SOYGJ Interests shall not be required for any of the other matters specified under Section 12.1 of the Operating Agreement.

Splits	There shall be no subdivision of the #SOYGJ Interests other than in accordance with Section 3.7 of the Operating Agreement.
Sourcing Fee	No greater than 3% of the maximum offering size, which may be waived by the Managing Member in its sole discretion.
Other rights

Holders of #SOYGJ Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of #SOYGJ Interests.

Officers	There shall initially be no specific officers associated with #SOYGJ, although, the Managing Member may appoint Officers of #SOYGJ from time to time, in its sole discretion.
Aggregate Ownership Limit	As stated in Section 1.1 of the Operating Agreement.
Minimum Interests	One (1) Interest per Member
Fiscal Year	As stated in Section 8.2 of the Operating Agreement.
Information Reporting	As stated in Section 8.1(c) of the Operating Agreement.
Termination	As stated in Section 11.1(b) of the Operating Agreement.
Liquidation	As stated in Section 11.3 of the Operating Agreement.
Amendments to this Exhibit	As stated in Article XII of the Operating Agreement.